EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2007

ENTERPRISE PRODUCTS GP, LLC

ENTERPRISE PRODUCTS GP, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$ 63,367
Restricted cash	23,359
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $22,868	1,491,856
Accounts receivable - related parties	89,696
Inventories	335,622
Prepaid and other current assets	173,328
Total current assets	2,177,228
Property, plant and equipment, net	10,734,130
Investments in and advances to unconsolidated affiliates	836,091
Intangible assets, net of accumulated amortization of $297,002	950,260
Goodwill	590,647
Deferred tax asset	2,371
Other assets	77,630
Total assets	$ 15,368,357

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable - trade	$ 285,671
Accounts payable - related parties	33,213
Accrued gas payables	1,552,074
Accrued expenses	44,539
Accrued interest	94,837
Other current liabilities	194,906
Total current liabilities	2,205,240
Long-term debt
Senior debt obligations – principal	5,063,949
Junior Subordinated Notes A – principal	550,000
Junior Subordinated Notes B – principal	700,000
Other	(54,234)
Total long-term debt	6,259,715
Other long-term liabilities	126,095
Minority interest	6,188,879
Commitments and contingencies
Member’s equity	588,428
Total liabilities and member's equity	$ 15,368,357

See Notes to Unaudited Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2007

Note 1. Company Organization

Significant Relationships Referenced in Notes to Unaudited Condensed Consolidated Balance Sheet

Unless the context requires otherwise, references to “we,” “us,” “our” or “Enterprise Products GP, LLC” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products GP” are intended to mean and include Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners L.P., and not on a consolidated basis.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries including Duncan Energy Partners L.P.

References to “EPO” mean the business and operations of Enterprise Products Operating LLC and its consolidated subsidiaries, as successor in interest by merger to Enterprise Products Operating L.P. EPO owns the general partner of Duncan Energy Partners L.P.

References to “Duncan Energy Partners” mean the business and operations of Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.

References to “Enterprise GP Holdings” are intended to mean Enterprise GP Holdings L.P., individually as our parent company, and not on a consolidated basis.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries. References to “ETE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity. On May 7, 2007, Enterprise GP Holdings acquired non-controlling interests in both ETE GP and Energy Transfer Equity.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Dan L. Duncan is the Chairman and controlling shareholder of EPCO.

Company Organization

Enterprise Products GP is a Delaware limited liability company formed in May 1998 that is the general partner of Enterprise Products Partners. Enterprise Products GP’s primary business purpose is to manage the affairs and operations of Enterprise Products Partners and its subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership listed on the NYSE under symbol “EPD.” Enterprise Products Partners conducts substantially all of its business through its wholly owned subsidiary, EPO. Enterprise Products Partners and EPO were formed to acquire, own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO.

Enterprise GP Holdings L.P. owns 100% of the membership interests in Enterprise Products GP. Enterprise GP Holdings is publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPE.”

On February 5, 2007, a consolidated subsidiary of EPO, Duncan Energy Partners, completed an initial public offering of its common units (see Note 13). Duncan Energy Partners owns equity interests in certain of the midstream energy businesses of EPO.

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners with that of its own (using Enterprise Products Partners historical carrying basis in such entities). In turn, we consolidate the balance sheet of Enterprise Products Partners with our own. Public ownership of Duncan Energy Partners’ net assets is presented as a component of minority interest in our consolidated balance sheet. The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor Enterprise Products GP has any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Basis of Presentation

We own a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of our business. We have no independent operations and no material assets outside those of Enterprise Products Partners. The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying partner’s capital account in Enterprise Products Partners. See Note 10 for additional information regarding minority interest in our consolidated subsidiaries.

Note 2. General Accounting Policies and Related Matters

Accounting for Employee Benefit Plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary, employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Dixie’s employee benefit plans are immaterial to our consolidated financial position, results of operations and cash flows. During the remainder of 2007, Dixie expects to contribute approximately $1.2 million to its postretirement benefit plan and approximately $0.2 million to its pension plan.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

We consolidate the balance sheet of Enterprise Products Partners with that of Enterprise Products GP. This accounting consolidation is required because we own 100% of the general partnership interest in Enterprise Products Partners, which gives Enterprise Products GP the ability to exercise control over Enterprise Products Partners.

If the investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized.

At June 30, 2007, our accrued liabilities for environmental remediation projects totaled $28.6 million. This amount was derived from a range of reasonable estimates based upon studies and site surveys. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

In February 2007, we reserved $6.5 million in cash received from a third party to fund anticipated future environmental remediation costs associated with certain assets that we had acquired from the third party. Previously, the third party had been obligated to indemnify us for such costs. As a result of the settlement, this indemnification was terminated.

Estimates

Preparing Enterprise Products GP’s Unaudited Condensed Consolidated Balance Sheet in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Income Taxes

We are organized as a pass-through entity for federal income tax purposes. As a result, our member is responsible for the federal income tax on our taxable income. Income taxes are applicable to our state tax obligations under the Texas Margin Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie, both of which are consolidated subsidiaries of ours. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.

On June 30, 2007, certain limited partnerships of Enterprise Products Partners and TEPPCO were merged, in an individual capacity, into limited liability companies.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheets, minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party ownership interests in such amounts presented as minority interest. Effective February 1, 2007, the public owners of Duncan Energy Partners’ common units are presented as a minority interest in our consolidated balance sheet. At June 30, 2007, $293.5 million of our minority interest is attributable to the limited partners of Duncan Energy Partners.

Recent Accounting Developments

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe SFAS 157 will have a material impact on our financial position since we already apply its basic concepts in measuring fair values used to record various transactions such as business combinations and asset acquisitions.

SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115,” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not believe SFAS 159 will have a material impact on our financial position.

Note 3. Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R). SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.

Unit Options and Restricted Units

Under EPCO’s 1998 Long-Term Incentive Plan (the “1998 Plan”), non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to EPCO’s key employees who perform management, administrative or operational functions for us.

The information in the following table presents unit option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2006	2,416,000	$ 23.32
Granted (2)	795,000	30.96
Exercised	(230,500)	18.89
Settled	(710,000)	24.35
Outstanding at June 30, 2007	2,270,500	26.12	8.14	$ 3,502
Options exercisable at:
June 30, 2007	360,500	$ 22.10	4.52	$ 3,502

(1)   Aggregate intrinsic value reflects fully vested unit options at June 30, 2007.

(2)   The total grant date value of these awards was $2.1 million based on the following assumptions (i) expected life of the option of seven years; (ii) risk-free interest rate of 4.83%; (iii) expected distribution yield on units of 8.42%; and (iv) expected unit price volatility on units of 23.21%.

The total intrinsic value of unit options exercised during the three and six months ended June 30, 2007 was $1.2 million and $2.8 million, respectively. As of June 30, 2007, there was an estimated $3.2 million of total unrecognized compensation cost related to non-vested unit options granted under the 1998 Plan. We expect to recognize our share of this cost over a weighted-average period of 3.25 years in accordance with the EPCO administrative services agreement.

During the six months ended June 30, 2007 and 2006, we received cash of $7.3 million and $1.6 million, respectively, from the exercise of unit options, and our option-related reimbursements to EPCO were $2.8 million and $0.7 million, respectively.

Under the 1998 Plan, we may also issue restricted common units of Enterprise Products Partners to key employees of EPCO and directors of our Enterprise Products GP. The following table summarizes information regarding the restricted common units of Enterprise Products Partners for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2006	1,105,237
Granted (2)	620,140	$ 25.74
Forfeited or settled	(129,053)	$ 23.28
Restricted units at June 30, 2007	1,596,324

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   Aggregate grant date fair value of restricted common unit awards issued during 2007 was $16.0 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $30.16 to $30.96 per unit and estimated forfeiture rates ranging from 9.2% to 17.0%.

No restricted units vested during the three and six months ended June 30, 2007. As of June 30, 2007, there was $27.8 million of total unrecognized compensation cost related to restricted common units. We will recognize our share of such costs in accordance with the EPCO administrative services agreement. At June 30, 2007, these costs are expected to be recognized over a weighted-average period of 2.8 years.

The 1998 Plan provides for the issuance of up to 7,000,000 common units. As of June 30, 2007, 1,689,500 common units had been issued in connection with the exercise of unit options. After giving effect to outstanding unit options at June 30, 2007 and the issuance and forfeiture of restricted common units through June 30, 2007, a total of 3,606,303 additional common units could be issued under the 1998 Plan.

Employee Partnerships

The Employee Partnerships were formed to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” award. As of June 30, 2007, there was $8.2 million of total unrecognized compensation cost related to EPE Unit I and EPE Unit II, of which we will recognize our share in accordance with the EPCO administrative services agreement.

EPE Unit III. EPE Unit III was formed on May 7, 2007 and owns 4,421,326 units of Enterprise GP Holdings contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit III. On the date of contribution, the fair market value of the units contributed by the Class A limited partner was $170.0 million (the “Class A limited partner capital base”). Certain EPCO employees were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. The profits interest awards (i.e., Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of units of Enterprise GP Holdings owned by EPE Unit III.

Unless otherwise agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners of EPE Unit III, EPE Unit III will be liquidated upon the earlier of: (i) May 7, 2012 or (ii) a change in control of Enterprise GP Holdings or its general partner. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cashflow – Each quarter, 100% of the cash distributions received by EPE Unit III from Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797%, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ units owned by EPE Unit III (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit III, units having a fair market value equal to the Class A limited partner capital base will be distributed to a private company affiliate of EPCO, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit III sells any of the 4,421,326 of Enterprise GP Holdings’ units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.

As of June 30, 2007, there was $22.4 million of total unrecognized compensation cost related to these awards, of which we will recognize our share in accordance with the EPCO administrative services agreement.

Note 4. Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements. We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Fair Value Hedges – Interest Rate Swaps. As summarized in the following table, we had eleven interest rate swap agreements outstanding at June 30, 2007 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 8.74%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38% to 7.28%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 6.30%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 5.80%	$200 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

The total fair value of these eleven interest rate swaps at June 30, 2007, was a liability of $49.7 million, with an offsetting decrease in the fair value of the underlying debt.

Cash Flow Hedges – Treasury Locks. During the fourth quarter of 2006, EPO entered into treasury lock transactions having a notional value of $562.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt during the second and fourth quarters of 2007. On February 27, 2007, EPO entered into additional treasury lock transactions having a notional value of $437.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt during 2007. Each of the treasury lock transactions was designated as a cash flow hedge under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted.

During the second quarter of 2007, treasury locks having a notional amount of $875.0 million were terminated. Treasury locks having a notional amount of $500.0 million were terminated concurrent with the issuance of EPO’s Junior Notes B (see Note 9). An additional $375.0 million notional amount of treasury locks related to the anticipated issuance of debt in the fourth quarter of 2007 were also terminated. The termination of the treasury locks resulted in gains of $42.3 million of which $10.6 million is related to EPO’s Junior Notes B and the remaining $31.7 million is related to a future debt issuance. The $10.6 million gain is being amortized into income using the effective interest method as reductions to future interest expense over the fixed rate term of the Junior Notes B, which is ten years. The remaining $31.7 million gain will be amortized into income over the life of the future debt issuance using the effective interest rate method.

At June 30, 2007, there was one treasury lock outstanding which has a notional amount of $125.0 million and a fair value of $9.3 million.

Commodity Risk Hedging Program

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risks associated with such products, we may enter into commodity financial instruments.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. From time to time, we inject natural gas into storage and utilize hedging instruments to lock in the value of our inventory positions. The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

At June 30, 2007, we had a limited number of commodity financial instruments in our portfolio, which primarily consisted of cash flow hedges. The fair value of our commodity financial instrument portfolio at June 30, 2007 was a liability of $1.0 million.

Foreign Currency Hedging Program

We own an NGL marketing business located in Canada and have entered into construction agreements where payments are indexed to the Canadian dollar. As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate. Due to the limited duration of these contracts, we utilize mark-to-market accounting for these transactions, the effect of which has had a minimal impact on our earnings. We had $3.1 million of such contracts outstanding at June 30, 2007 that settled in July 2007.

Note 5. Inventories

Our inventory amounts were as follows at June 30, 2007:

Working inventory	$ 325,539
Forward-sales inventory	10,083
Inventory	$ 335,622

Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs, and certain petrochemical products that are available-for-sale or used by us in the provision of services. Our forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts. Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. We value our inventories at the lower of average cost or market.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of our inventories exceed their net realizable value.

Note 6. Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at June 30, 2007:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-35 (5)	$ 9,454,757
Underground and other storage facilities (2)	5-35 (6)	679,147
Platforms and facilities (3)	20-31	591,272
Transportation equipment (4)	3-10	28,964
Land		41,945
Construction in progress		1,632,248
Total		12,428,333
Less accumulated depreciation		1,694,203
Property, plant and equipment, net		$ 10,734,130

(1)   Plants and pipelines include processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2)   Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.

(3)   Platforms and facilities include offshore platforms and related facilities and other associated assets.

(4)   Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

We capitalized $20.4 million and $12.4 million of interest in connection with capital projects during the three months ended June 30, 2007 and 2006, respectively. During the six months ended June 30, 2007 and 2006, we capitalized $41.1 million and $21.6 million, respectively, in connection with capital projects.

Note 7. Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate. See Note 12 for a general discussion of our business segments. The following table presents our investments in and advances to unconsolidated affiliates at June 30, 2007:

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Service Company L.L.C. (“VESCO”)	13.1%	$ 42,340
K/D/S Promix, L.L.C. (“Promix”)	50%	55,091
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,057
Onshore Natural Gas Pipelines & Services:
Jonah Gas Gathering Company (“Jonah”)	19.6%	200,649
Evangeline (1)	49.5%	3,641
Offshore Pipelines & Services:
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	59,161
Cameron Highway Oil Pipeline Company (“Cameron Highway”) (2)	50%	259,369
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	113,345
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	56,676
Nemo Gathering Company, LLC (“Nemo”) (3)	33.9%	2,637
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,896
La Porte (4)	50%	4,229
Total		$ 836,091

(1)    Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    During the second quarter of 2007, we contributed $216.5 million to Cameron Highway to fund our portion of the repayment of Cameron Highway’s debt. See “Cameron Highway” discussion within this Note 7.

(3)    During the three months ended June 30, 2007, we recorded a $7.0 million non-cash impairment charge attributable to our investment in Nemo. See “Nemo” discussion within this Note 7.

(4)    Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. At June 30, 2007, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway, Nemo and Jonah included excess cost amounts totaling $42.9 million. These amounts are attributable to the excess of the fair value of each entity’s tangible assets over their respective book carrying values at the time we acquired an interest in each entity.

Cameron Highway

We own a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. In May 2007, we made an approximate $191.0 million cash contribution to Cameron Highway. This capital contribution, along with an equal amount contributed by our joint venture partner in Cameron Highway, was used by Cameron Highway to repay $365.0 million outstanding under its Senior Notes A and $14.1 million of related make-whole premiums and accrued interest. In June 2007, we and our joint venture partner in Cameron Highway, made an additional capital contribution of approximately $25.5 million each. These capital contributions were used by Cameron Highway to repay its Series B notes on June 7, 2007. The amount of the repayment was $50.9 million, which included $0.9 million of related make-whole premiums and accrued interest. As of June 30, 2007, Cameron Highway no longer has any outstanding debt.

Nemo

Nemo was formed in 1999 to construct, own and operate the Nemo Gathering System, a 24-mile natural gas gathering system in the Gulf of Mexico offshore Louisiana. The Nemo Gathering System, which began operations in 2001, gathers natural gas from certain developments in the Green Canyon area of the Gulf of Mexico to a pipeline interconnect with the Manta Ray Gathering System. Due to a recent decrease in throughput volumes on the Nemo Gathering System, we evaluated our 33.9% investment in Nemo for impairment during the second quarter of 2007. The decrease in throughput volumes is primarily due to underperformance of certain fields and natural depletion.

At December 31, 2006, the carrying value of our investment in Nemo was $11.2 million, which included $0.6 million of excess cost related to its original acquisition in 2001. Our review of Nemo’s estimated future cash flows during the second quarter of 2007 indicated that the carrying value of our investment exceeded its fair value, which resulted in a non-cash charge of $7.0 million. After recording this impairment charge, the carrying value of our investment in Nemo at June 30, 2007 was $2.6 million, which reflects $0.5 million in losses and $2.0 million of distributions we recorded during the first six months of 2007.

Our investment in Nemo was written down to fair value, which management prepared using recognized business valuation techniques. The fair value analysis is based upon management’s expectation of future cash flows. Such expectation of future cash flows incorporates industry information and assumptions made by management. For example, the review of Nemo included management estimates regarding the remaining natural gas reserves of producers served by the Nemo Gathering System. If the assumptions underlying our fair value analysis change and expected cash flows are reduced, additional impairment charges may result.

Note 8. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at June 30, 2007:

	June 30, 2007
	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services (1)	$ 520,025	$ (128,577)	$ 391,448
Onshore Natural Gas Pipelines & Services	463,551	(93,611)	369,940
Offshore Pipelines & Services	207,012	(64,624)	142,388
Petrochemical Services	56,674	(10,190)	46,484
Total	$ 1,247,262	$ (297,002)	$ 950,260

(1)    During the second quarter of 2007, we adjusted our preliminary purchase price allocation related to the Piceance Creek Acquisition. This adjustment resulted in the reclassification of $8.5 million from intangible assets to property, plant and equipment.

Goodwill

The following table summarizes our goodwill amounts by segment at June 30, 2007:

June 30,
2007
NGL Pipelines & Services	$ 152,701
Onshore Natural Gas Pipelines & Services	282,121
Offshore Pipelines & Services	82,135
Petrochemical Services	73,690
Totals	$ 590,647

Note 9. Debt Obligations

Our consolidated debt obligations consisted of the following at June 30, 2007:

EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due October 2011	$ 495,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007 (1)	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Duncan Energy Partners’ debt obligation:
$300 Million Revolving Credit Facility, variable rate, due February 2011	190,000
Dixie Revolving Credit Facility, variable rate, due June 2010	10,000
Canadian Enterprise Revolving Credit Facility, variable rate, due October 2011	9,881
Other, 8.75% fixed-rate, due June 2010(2)	5,068
Total principal amount of senior debt obligations	5,063,949
EPO Junior Subordinated Notes A, due August 2066	550,000
EPO Junior Subordinated Notes B, due January 2068	700,000
Total principal amount of senior and junior debt obligations	6,313,949
Other, including unamortized discounts and premiums and changes in fair value (3)	(54,234)
Long-term debt	$ 6,259,715

Standby letters of credit outstanding	$ 4,000

(1)    In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at June 30, 2007. With respect to Senior Notes E due in October 2007, EPO has the ability to use cash and available credit capacity under its $1.25 billion Multi-Year Revolving Credit Facility to fund the repayment of this debt.

(2)    Represents remaining debt obligations assumed in connection with the GulfTerra Merger.

(3)    The June 30, 2007 amount includes $49.7 million related to fair value hedges and a net $4.5 million in unamortized discounts and premiums.

Enterprise Products Partners-Subsidiary Guarantor Relationships

Enterprise Products Partners acts as guarantor of the debt obligations of EPO with the exception of the Dixie revolving credit facility and the senior subordinated notes we assumed in connection with the GulfTerra Merger. If EPO were to default on any debt Enterprise Products Partners guarantee, Enterprise Products Partners would be responsible for full repayment of that obligation. Enterprise Products Partners does not act as guarantor of the debt obligations of Duncan Energy Partners.

EPO’s Debt Obligations

Apart from that discussed below, there have been no significant changes in the terms of EPO’s debt obligations since those reported in Enterprise Products Partners’ annual report on Form 10-K for the year ended December 31, 2006.

Junior Notes B. EPO sold $700 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“Junior Notes B”) during the second quarter of 2007. EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes. EPO’s payment obligations under Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement). We have guaranteed repayment of amounts due under Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, neither we nor EPO can declare or make any distributions to any of our respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinate to Junior Notes B. Junior Notes B rank pari passu with the Junior Subordinated Notes A, due August 2066 (“Junior Notes A”), which were issued during the third quarter of 2006.

The Junior Notes B will bear interest at a fixed annual rate of 7.034% through January 15, 2018, payable semi-annually in arrears in January and July of each year, commencing in January 2008. After January 2018, the Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month London Interbank Offered Rate (“LIBOR”) for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. The Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of Junior Notes B, Enterprise Products Partners and EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which Enterprise Products Partners and EPO agreed for the benefit of such debt holders that Enterprise Products Partners nor EPO would not redeem or repurchase such junior notes on or before January 15, 2038, unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

Duncan Energy Partners’ Debt Obligation

We consolidate the debt of Duncan Energy Partners with that of our own; however, neither Enterprise Products Partners or Enterprise Products GP has the obligation to make interest payments or debt payments with respect to the debt of Duncan Energy Partners.

Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans. Letters of credit outstanding under this facility reduce the amount available for borrowings. At the closing of its initial public offering, Duncan Energy Partners made its initial borrowing of $200.0 million under the facility to fund the $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs. At June 30, 2007, the balance outstanding under this facility was $190.0 million.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes. Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions). The revolving credit facility is available to pay distributions upon the initial contribution of assets to Duncan Energy Partners, fund working capital, make acquisitions and provide payment for general purposes. Duncan Energy Partners can increase the revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders. No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

This revolving credit facility offers the following unsecured loans, each having different interest requirements: (i) LIBOR loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin (as defined in the credit agreement), (ii) Base Rate loans bear interest at a rate per annum equal to the higher of (a) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (b) 0.5% per annum above the Federal Funds Rate in effect on such date and (iii) Swingline loans bear interest at a rate per annum equal to LIBOR plus an applicable LIBOR margin.

The revolving credit facility requires Duncan Energy Partners to maintain a leverage ratio for the prior four fiscal quarters of not more than 4.75 to 1.00 at the last day of each fiscal quarter commencing

June 30, 2007; provided that, upon the closing of a permitted acquisition, such ratio shall not exceed (a) 5.25 to 1.00 at the last day of the fiscal quarter in which such specified acquisition occurred and at the last day of each of the two fiscal quarters following the fiscal quarter in which such specified acquisition occurred, and (b) 4.75 to 1.00 at the last day of each fiscal quarter thereafter. In addition, prior to obtaining an investment-grade rating by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings, Duncan Energy Partners’ interest coverage ratio, for the prior four fiscal quarters shall not be less than 2.75 to 1.00 at the last day of each fiscal quarter commencing June 30, 2007.

The Duncan Energy Partners’ credit facility contains other customary covenants. Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

Canadian Debt Obligation

In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly-owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility with The Bank of Nova Scotia. The credit facility, which includes the issuance of letters of credit, matures in October 2011. Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars. Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S denominated borrowings may be comprised of Alternative Base Rate (“ABR”) or Eurodollar loans, each having different interest rate requirements. CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate. ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement. Eurodollar loans bear interest at a rate determined by the LIBOR plus an applicable rate as defined in the credit agreement. Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The credit facility contains customary covenants and events of default. The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers. A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility. The obligations under the credit facility are guaranteed by EPO.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at June 30, 2007.

Information Regarding Variable Interest Rates Paid

The following table presents the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the six months ended June 30, 2007.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
EPO’s Multi-Year Revolving Credit Facility	5.82% to 8.25%	5.86%
Duncan Energy Partners’ Revolving Credit Facility	6.17%	6.17%
Dixie Revolving Credit Facility	5.66% to 5.67%	5.66%
Canadian Enterprise Revolving Credit Facility	4.95% to 5.82%	5.77%

Consolidated Debt MaturityTtable

The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2007	$ --
2008	--
2009	500,000
2010	569,068
2011	1,644,881
Thereafter	3,600,000
Total scheduled principal payments	$ 6,313,949

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at June 30, 2007. With respect to the $500.0 million in principal due under Senior Notes E in October 2007, EPO has the ability to use cash and available credit capacity under its Multi-Year Revolving Credit Facility to fund the repayment of this debt. The preceding table and our Unaudited Condensed Consolidated Balance Sheet at June 30, 2007 reflect this ability to refinance.

Debt Obligations of Unconsolidated Affiliates

We have two unconsolidated affiliates with long-term debt obligations. The following table shows (i) our ownership interest in each entity at June 30, 2007, (ii) total debt of each unconsolidated affiliate at June 30, 2007 (on a 100% basis to the affiliate) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2007	2008	2009	2010	2011	2011
Poseidon	36.0%	$ 91,000	$ --	$ --	$ --	$ --	$ 91,000	$ --
Evangeline	49.5%	25,650	5,000	5,000	5,000	10,650	--	--
Total		$ 116,650	$ 5,000	$ 5,000	$ 5,000	$ 10,650	$ 91,000	$ --

Previously, Cameron Highway’s debt consisted of $365.0 million of Series A notes and $50.0 million of Series B notes. Cameron Highway repaid its Series A notes on May 23, 2007 using proceeds from capital contributions from its partners. The total amount of the repayment was $379.1 million, which included an $11.0 million make-whole premium and $3.1 million of accrued interest. Our share of the capital contribution was funded by borrowings under EPO’s Multi-Year Revolving Credit Facility. With another capital contribution from its partners, Cameron Highway also repaid its Series B notes on June 7, 2007. The amount of the repayment was $50.9 million, which included a $0.3 million make-whole premium and $0.6 million of accrued interest. As of June 30, 2007, Cameron Highway no longer has any outstanding debt.

The credit agreements of our unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants. These businesses were in compliance with such covenants at June 30, 2007. The credit agreements of our unconsolidated affiliates restrict their ability to pay cash dividends if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend is scheduled to be paid.

Apart from the repayment of Cameron Highway’s Series A and Series B notes, there have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in Enterprise Products Partenrs’ annual report on Form 10-K for the year ended December 31, 2006.

Note 10. Minority Interest

Minority interest represents third-party and related party ownership interests in the net assets of certain of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party investor’s ownership in our consolidated balance sheet amounts shown as minority interest. The following table shows the components of minority interest at June 30, 2007:

Limited partners of Enterprise Products Partners:
Non-affiliates of Enterprise Products GP	$ 5,112,830
Affiliates of Enterprise Products GP	641,384
Limited partners of Duncan Energy Partners:
Non-affiliates of Enterprise Products GP	293,510
Joint venture partners	141,155
$ 6,188,879

The minority interest attributable to the limited partners of Enterprise Products Partners consists of common units held by the public and our affiliates (primarily EPCO). The minority interest attributable to the limited partners of Duncan Energy Partners consists of common units held by the public. Effective February 1, 2007, the public owners of Duncan Energy Partners’ common units are presented as minority interest. The minority interest attributable to joint venture partners as of June 30, 2007, is primarily attributable to our partners in Tri-States, Seminole, Wilprise, Independence Hub, Dixie and Belle Rose.

Note 11. Member’s Equity

At June 30, 2007, member’s equity consisted of the capital account of Enterprise GP Holdings, and accumulated other comprehensive income. Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the NYSE under the ticker symbol “EPE.”

Accumulated other comprehensive income

The following table summarizes the effects on accumulated other comprehensive income since December 31, 2006.

		Interest Rate Fin. Instrs.				Accumulated
			Forward-	Foreign	Pension	Other
	Commodity		Starting	Currency	And	Comprehensive
	Financial	Treasury	Interest	Translation	Postretirement	Income
	Instruments	Locks	Rate Swaps	Adjustment	Plans	Balance
Balance, December 31, 2006	$ 7,574	$ 3,653	$ 11,185	$ (807)	$ (464)	$ 21,141
Net commodity financial instrument gains during period	846					846
Net interest rate financial instrument gains during period		40,264				40,264
Amortization of cash flow financing hedges		(248)	(2,021)			(2,269)
Change in funded status of pension and postretirement
plans, net of tax					1,104	1,104
Foreign currency translation adjustment				549		549
Balance, June 30, 2007	$ 8,420	$ 43,669	$ 9,164	$ (258)	$ 640	$ 61,635

Note 12. Business Segments

We have four reportable business segments: NGL Pipelines & Services; Onshore Natural Gas Pipelines & Services; Offshore Pipelines & Services; and Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Our integrated midstream energy asset system (including the midstream energy assets of our equity method investees) provides services to producers and consumers of natural gas, NGLs, crude oil and certain petrochemicals. In general, hydrocarbons enter our asset system in a number of ways, such as an offshore natural gas or crude oil pipeline, an offshore platform, a natural gas processing plant, an onshore natural gas gathering pipeline, an NGL fractionator, an NGL storage facility, or an NGL transportation or distribution pipeline.

The majority of our plant-based operations are located in Texas, Louisiana, Mississippi, New Mexico and Wyoming. Our natural gas, NGL and crude oil pipelines are located in a number of regions of the United States including (i) the Gulf of Mexico offshore Texas and Louisiana; (ii) the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and (iii) certain regions of the central and western United States, including the Rocky Mountains. Our marketing activities are headquartered in Houston, Texas and serve customers in a number of regions of the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are assigned to each segment on the basis of each asset’s or investment’s principal operations. The principal reconciling difference between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net book carrying value of facilities and other assets that contribute to gross operating margin of that particular segment. Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are placed in service. Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore
	NGL	Natural Gas	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At June 30, 2007	$ 3,690,731	$ 3,684,425	$ 1,169,248	$ 557,478	$ 1,632,248	$ 10,734,130
Investments in and advances to
unconsolidated affiliates (see Note 7):
At June 30, 2007	122,488	204,290	491,188	18,125	--	836,091
Intangible Assets (see Note 8):
At June 30, 2007	391,448	369,940	142,388	46,484	--	950,260
Goodwill (see Note 8):
At June 30, 2007	152,701	282,121	82,135	73,690	--	590,647

Note 13. Related Party Transactions

Relationship with EPCO and Affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its private company subsidiaries;
▪	Enterprise GP Holdings, which owns 100% of the membership interest in and controls Enterprise Products GP;
▪	TEPPCO and TEPPCO GP, which are controlled by Enterprise GP Holdings ; and
▪	the Employee Partnerships.

We also have an ongoing relationship with Duncan Energy Partners, the financial statements of which is consolidated with that of our own. Our transactions with Duncan Energy Partners are eliminated in consolidation. A description of our relationship with Duncan Energy Partners is presented within this Note 13.

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of Enterprise Products GP. At June 30, 2007, EPCO and its affiliates beneficially owned 146,317,198 (or 33.7%) of Enterprise Products Partners’ outstanding common units, which include 13,454,498 of Enterprise Products Partners’ common units owned by Enterprise GP Holdings. In addition, at June 30, 2007, EPCO and its affiliates beneficially owned 90.1% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings. Enterprise GP Holdings owns all of the membership interests of Enterprise Products GP. The executive officers and certain of the directors of Enterprise Products GP and EPE Holdings are employees of EPCO.

We and Enterprise Products Partners are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations. Enterprise GP Holdings, EPCO and its private company affiliates received $185.8 million in cash distributions from Enterprise Products Partners during the six months ended June 30, 2007.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. We also lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.

Relationship with TEPPCO

Purchase and lease of pipelines for DEP South Texas NGL Pipeline System from TEPPCO. In January 2007, we purchased a 10-mile segment of pipeline from TEPPCO located in the Houston area for $8.0 million that is part of the DEP South Texas NGL Pipeline System. In addition, we entered into a lease with TEPPCO for an 11-mile interconnecting pipeline located in the Houston area. The primary term of this lease expires in September 2007, and will continue on a month-to-month basis subject to termination by either party upon 60 days notice. This pipeline is being leased by a subsidiary of Duncan Energy

Partners in connection with operations on its DEP South Texas NGL Pipeline System until construction of a parallel pipeline is completed in December 2007.

Jonah Joint Venture with TEPPCO. In August 2006, we formed a joint venture with TEPPCO to be partners in TEPPCO’s Jonah Gas Gathering Company, or Jonah. Jonah owns the Jonah Gas Gathering System (the “Jonah Gathering System”), located in the Greater Green River Basin of southwestern Wyoming. The Jonah Gathering System gathers and transports natural gas produced from the Jonah and Pinedale fields to regional natural gas processing plants and major interstate pipelines that deliver natural gas to end-user markets.

Prior to entering into the Jonah joint venture, we managed the construction of the Phase V expansion and funded the initial construction costs under a letter of intent we signed in February 2006. In connection with the joint venture arrangement, we and TEPPCO will continue the Phase V expansion, which is expected to increase the capacity of the Jonah Gathering System from 1.5 Bcf/d to 2.3 Bcf/d. The Phase V expansion is also expected to significantly reduce system operating pressures, which we anticipate will lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to 2.0 Bcf/d, was completed in July 2007. The second portion of the expansion is expected to be completed by the first quarter of 2008. We will operate the Jonah Gathering System.

We manage the Phase V construction project. TEPPCO is entitled to all distributions from the joint venture until specified milestones are achieved, at which point, we will be entitled to receive 50% of the incremental cash flow from portions of the system placed in service as part of the expansion. After subsequent milestones are achieved, we and TEPPCO will share distributions based on a formula that takes into account the respective capital contributions of the parties, including expenditures by TEPPCO prior to the expansion.

Since August 1, 2006, we and TEPPCO equally share in the construction costs of the Phase V expansion. TEPPCO has reimbursed us $176.0 million for its share of the Phase V costs. At June 30, 2007, we had a receivable from TEPPCO of $10.9 million for additional Phase V costs incurred through June 30, 2007.

Upon completion of the expansion project and based on the formula in the joint venture partnership agreement, we expect to own an interest in Jonah of approximately 20%, with TEPPCO owning the remaining 80%. At June 30, 2007, we and TEPPCO owned an approximate 19.6% interest and 80.4% interest, respectively, in Jonah.

The joint venture is governed by a management committee comprised of two representatives approved by us and two representatives appointed by TEPPCO, each with equal voting power. After an in-depth consideration of all relevant factors, this transaction was approved by the Audit, Conflicts and Governance Committee of our general partner and that of TEPPCO GP.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services to us. The ASA also addresses potential conflicts that may arise among Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and other affiliates of EPCO.

Relationship with Duncan Energy Partners

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners with that of its own. In turn, we consolidate the balance sheet of Enterprise Products Partners with our own. All intercompany transactions between Enterprise Products Partners and Duncan Energy Partners are eliminated in the preparation of Enterprise Products Partners’ consolidated balance sheet. Also, due to common control of the entities by Dan L. Duncan, the initial consolidated balance sheet of Duncan Energy Partners reflects Enterprise Products Partners’ historical carrying basis in each of the subsidiaries contributed to Duncan Energy Partners. Public ownership of Duncan Energy Partners’ net assets and earnings are presented as a component of minority interest in our consolidated balance sheet.

The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor Enterprise Products GP has any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $291.0 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners. Duncan Energy Partners used $38.5 million of net proceeds from the overallotment to redeem 1,950,000 of the 7,301,571 common units it had originally issued to Enterprise Products Partners, resulting in the final amount of 5,351,571 common units beneficially owned by Enterprise Products Partners. Enterprise Products Partners used the cash received from Duncan Energy Partners to temporarily reduce amounts outstanding under EPO’s Multi-Year Revolving Credit Facility.

Enterprise Products Partners contributed 66% of its equity interests in the following subsidiaries to Duncan Energy Partners:

▪

Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a recently formed subsidiary, which owns salt dome storage caverns located in Mont Belvieu, Texas that receive, store and deliver NGLs and certain petrochemical products for industrial customers located along the upper Texas Gulf Coast, which has the largest concentration of petrochemical plants and refineries in the United States;

▪

Acadian Gas, LLC (“Acadian Gas”), which owns an onshore natural gas pipeline system that gathers, transports, stores and markets natural gas in Louisiana. The Acadian Gas system links natural gas supplies from onshore and offshore Gulf of Mexico developments (including offshore pipelines, continental shelf and deepwater production) with local gas distribution companies, electric generation plants and industrial customers, including those in the Baton Rouge-New Orleans-Mississippi River corridor. A subsidiary of Acadian Gas owns our 49.5% equity interest in Evangeline;

▪	Sabine Propylene Pipeline L.P. (“Sabine Propylene”), which transports polymer-grade propylene between Port Arthur, Texas and a pipeline interconnect located in Cameron Parish, Louisiana;

▪	Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), which transports chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas; and

▪

South Texas NGL Pipelines, LLC (“South Texas NGL”), a recently formed subsidiary, which began transporting NGLs from Corpus Christi, Texas to Mont Belvieu, Texas in January 2007. South Texas NGL owns the DEP South Texas NGL Pipeline System.

In addition to the 34% direct ownership interest Enterprise Products Partners retained in such entities, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan

Energy Partners’ outstanding common units at June 30, 2007. Accordingly, Enterprise Products Partners has in effect retained a net economic interest in Duncan Energy Partners’ of approximately 52.7% as of June 30, 2007. EPO directs the business operations of Duncan Energy Partners indirectly through its ownership and control of the general partner of Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions:

▪	It utilizes storage services provided by Mont Belvieu Caverns to support its Mont Belvieu fractionation and other businesses;

▪	It buys natural gas from and sell natural gas to Acadian Gas in connection with its normal business activities; and

▪	It is currently the sole shipper on the DEP South Texas NGL Pipeline System.

Enterprise Products Partners may contribute or sell other equity interests in its subsidiaries to Duncan Energy Partners and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program. Enterprise Products Partners has no obligation or commitment to make such contributions or sales to Duncan Energy Partners.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007. As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of Energy Transfer Partners, L.P. Titan purchases substantially all of its propane requirements from us. The contract continues until March 31, 2010 and contains renewal and extension options. We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines. ETC OLP also sells natural gas to us.

Relationships with Unconsolidated Affiliates

See “Relationship with TEPPCO” within this Note 13 for a description of ongoing transactions involving our Jonah joint venture with TEPPCO.

For additional information regarding our unconsolidated affiliates, see Note 7.

Note 14. Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are unaware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position, cash flows or results of operations.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinkerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO, Inc.; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include the joint venture to further expand the Jonah Gathering System entered into by TEPPCO and one of our affiliates in August 2006 and the sale by TEPPCO to one of our affiliates of the Pioneer gas processing plant in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it. See Note 13 for additional information regarding our relationship with TEPPCO.

On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline.  The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is pursuing a resolution acceptable to all parties.  EPO is seeking defense and indemnity under the pipeline operating agreement between it and Magellan. At this time, we do not believe that a final resolution of either the criminal investigation by the DOJ or the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. The pipeline has been repaired and environmental remediation tasks related to this incident have been completed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position, results of operations or cash flows.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether. In general, such suits have not named manufacturers of this product as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility. It is possible, however, that former manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

Operating Leases

We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, and (iii) land held pursuant to right-of-way agreements. In general, our material lease agreements have original terms that range from 14 to 20 years and include renewal options that could extend the agreements for up to an additional 20 years.

There have been no material changes in our operating lease commitments since December 31, 2006, except for the commitments associated with a new natural gas storage lease. In order to provide firm natural gas transportation and storage services under long-term agreements with CenterPoint Energy Resources Corp. (“CenterPoint Energy”) in Houston, Texas, we entered into a 2-year agreement during the second quarter of 2007 for firm natural gas storage capacity in Texas. Our rental payments under the lease are at a fixed rate. Contingent rental payments are based upon the actual volume of natural gas we inject or withdrawal from the storage cavern over the term of the lease agreement. The incremental future minimum lease payments associated with our new natural gas storage lease are $3.7 million in 2007, $4.9 million in 2008 and $1.2 million in 2009. CenterPoint Energy will reimburse us for the costs we incur associated with this natural gas storage lease.

Contractual Obligations

With the exception of the debt incurred by Duncan Energy Partners in connection with its initial public offering and the issuance of Junior Notes B by EPO, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in Enterprise Products Partners’ annual report on Form 10-K for the year ended December 31, 2006. See Note 9 for additional information regarding the debt obligations of Duncan Energy Partners and the issuance of Junior Notes B.

Performance Guaranty

In December 2004, a subsidiary of ours entered into the Independence Hub Agreement with six oil and natural gas producers. We guaranteed to the producers the construction-related performance of our subsidiary up to an amount of $340.8 million. The performance guaranty expired during the second quarter of 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of June 30, 2007, our contingent claims against such parties were approximately $1.9 million and claims against us were approximately $33.8 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated balance sheet.

Note 15.	Significant Risks and Uncertainties – Weather-Related Risks

The following is a discussion of the general status of our insurance claims related to recent significant storm events. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims. We have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004. We are continuing our efforts to collect residual balances and expect to complete the process during 2007.

Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively. We continue to pursue collection of our property damage and business interruption claims related to Hurricanes Katrina and Rita.

The following table summarizes the proceeds we received for the six months ended June 30, 2007 from business interruption and property damage insurance claims with respect to certain named storms:

Business interruption proceeds:
Hurricane Ivan	$ 377
Hurricane Katrina	13,199
Hurricane Rita	8,258
Other	996
Total proceeds	22,830
Property damage proceeds:
Hurricane Ivan	1,273
Hurricane Katrina	6,563
Other	184
Total proceeds	8,020
Total	$ 30,850

Note 16. Condensed Financial Information of EPO

EPO conducts substantially all of our business. Currently, neither Enterprise Products GP nor Enterprise Products Partners has any material assets outside those of EPO. EPO consolidates the financial statements of Duncan Energy Partners with those of its own.

Enterprise Products Partners guarantees the consolidated debt obligations of EPO with the exception of the Dixie revolving credit facility, Duncan Energy Partners’ credit facility and the senior subordinated notes assumed in connection with the GulfTerra Merger. If EPO were to default on any debt Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. See Note 9 for additional information regarding our consolidated debt obligations.

The reconciling items between our consolidated balance sheet and that of EPO are insignificant. The following table presents condensed consolidated balance sheet data for EPO at June 30, 2007:

ASSETS
Current assets	$ 2,172,755
Property, plant and equipment, net	10,734,128
Investments in and advances to unconsolidated affiliates, net	836,091
Intangible assets, net	950,260
Goodwill	590,647
Deferred tax asset	2,051
Other assets	77,630
Total	$ 15,363,562

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$ 2,203,066
Long-term debt	6,259,715
Other long-term liabilities	126,026
Minority interest	439,812
Partners’ equity	6,334,943
Total	$ 15,363,562

Total EPO debt obligations guaranteed by Enterprise Products Partners	$ 6,108,881